Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2001 Equity Incentive Plan of Amylin Pharmaceuticals, Inc. of our reports dated February 22, 2008, with respect to the consolidated financial statements and schedule of Amylin Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2007, and the effectiveness of internal control over financial reporting of Amylin Pharmaceuticals, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

June 3, 2008